Exhibit 99.1

RiceBran Technologies Announces $3 Million Registered Direct Offering

Scottsdale, Arizona – February 17, 2016 – RiceBran Technologies (NASDAQ: RIBT and RIBTW) (the “Company” or “RIBT”), a global leader in the production and marketing of value added products derived from rice bran, today announced that it has entered into a definitive agreement with funds managed by a healthcare focused institutional investor to purchase $3 million of the Company's Series F convertible preferred stock (the "Preferred Stock") in a registered direct offering.  The Preferred Stock shall be convertible into 2,000,000 shares of the Company's Common Stock, based on a fixed conversion price of $1.50 per share.  In addition, the Company will issue unregistered warrants to purchase a total of 2,660,000 shares of Common Stock at a fixed exercise price of $2.00 per share.  The warrants will be exercisable beginning six months following the closing date and will expire five years from the date on which they become exercisable. The registered direct offering of the Preferred Stock is expected to close on or about February 22, 2016, subject to customary closing conditions.

The Company intends to use the aggregate net proceeds from this offering for general corporate purposes including working capital to support operations, business development, and product development in its U.S. and Brazil Segments.

Maxim Group LLC is acting as the sole placement agent for the transaction.

The Preferred Stock described above is being offered by RiceBran Technologies pursuant to a registration statement on Form S-3 (File No. 333-196541) previously filed and declared effective by the Securities and Exchange Commission (the "SEC"). The Preferred Stock includes a beneficial ownership blocker but has no dividend rights (except to the extent dividends are also paid on the common stock), liquidation preference or other preferences over common stock. A prospectus supplement relating to the shares of common stock will be filed by the Company with the SEC. When available, copies of the prospectus supplement, together with the accompanying base prospectus, can be obtained at the SEC's website at www.sec.gov or from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, (212) 895-3745.

The warrants and shares of the Company's common stock issuable upon exercise of the warrants have not been registered with the SEC and are being offered in reliance on an exemption from the registration requirement of the Securities Act of 1933.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Additional information can be found in the Company's filings with the SEC available at www.sec.gov and on the Company's website at www.ricebrantech.com

About RiceBran Technologies

RiceBran Technologies is a human food ingredient, functional food and animal nutrition company focused on the procurement, bio-refining and marketing of numerous products derived from rice bran. RiceBran Technologies has proprietary and patented intellectual property that allows us to convert rice bran, one of the world's most underutilized food sources, into a number of highly nutritious human food ingredient, functional food and animal nutrition products.  Our target markets are human food ingredient, functional food and animal nutrition manufacturers and retailers, as well as natural food, functional food and nutritional supplement manufacturers and retailers, both domestically and internationally. More information can be found in the Company's filings with the SEC and by visiting our website at http://www.ricebrantech.com.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of federal securities laws. These forward-looking statements include statements regarding RiceBran Technologies' expectations for the amount raised and the closing of the proposed offering. Forward-looking statements describe RiceBran Technologies’ future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of RiceBran Technologies. These statements are made based upon current expectations that are subject to known and unknown risks and uncertainties.  RiceBran Technologies does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.  Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in RiceBran Technologies' filings with the Securities and Exchange Commission, including its most recent periodic reports.

Investor Contact:
Ascendant Partners, LLC
Fred Sommer
(732) 410-9810
fred@ascendantpartnersllc.com